                                                                  Exhibit 12 (b)
                           J. C. Penney Company, Inc.
                          and Consolidated Subsidiaries

           Computation of Ratios of Available Income to Fixed Charges


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                                                                                52 weeks ended
                                                                 ---------------------------------------------
                                                                   Jul. 26                        Jul. 27
($ Millions)                                                         1997                           1996
                                                                 -------------                 ---------------

Income from continuing operations                                $         903                 $         1,265
      (before income taxes and
      capitalized interest)

Fixed charges

Interest (including capitalized interest) on:

      Operating leases                                                     110                             102
      Short term debt                                                      124                             110
      Long term debt                                                       412                             281
      Capital leases                                                         7                               6
      Credit facility                                                       19                             -
      Other, net                                                            (3)                              2

                                                                 -------------                 ---------------
Total fixed charges                                                        669                             501


                                                                 -------------                 ---------------
Total available income                                           $       1,572                 $         1,766
                                                                 =============                 ===============

Ratio of available income to combined
      fixed charges and preferred stock
      dividend requirement                                                 2.3                             3.5
                                                                 =============                 ===============

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The interest  cost of the LESOP notes  guaranteed by the Company is not included in fixed charges above.

The Company believes that, due to the seasonal nature of its business, ratios for a period of time other than a 52 week period are inappropriate.